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                                                                    EXHIBIT 10.4


                               SERVICES AGREEMENT


     This services agreement (the "Agreement") is made this 1st day of October 1997 by and between EMC Corporation ("EMC"), a Massachusetts corporation, McDATA Holdings Corporation ("Holdings"), a Delaware corporation and McDATA Corporation ("New McDATA"), a Delaware corporation.

     Effective the date of this Agreement, several other agreements have been entered into by the parties hereto whereupon New McDATA was created as a subsidiary of Holdings.

     As a result of this corporate restructuring, Holdings has retained a majority of the ESCON business, including the currently exclusive manufacturing and marketing contracts with IBM Corporation for existing ESCON products or follow on ESCON products (such business, the "ESCON Business", and such contracts, the "ESCON Contracts").

     Substantially all of the principal individuals and entities that caused Holdings to develop and sustain the ESCON Business and perform all of Holdings' duties and responsibilities under the ESCON Contracts are now employed by or associated with New McDATA.

     New McDATA has offered to continue the ESCON Business on behalf of Holdings and perform all of Holdings' duties and responsibilities under the ESCON Contracts for a service fee as set forth herein (the "Service Fee").

     NOW THEREFORE, in consideration of the above and the other respective promises of the parties set forth herein, the parties hereto agree as follows:

     1. New McDATA shall continue the ESCON Business for Holdings without interruption, including the timely performance of each and every duty and obligation set forth in the ESCON Contracts. Copies of each of the current ESCON Contracts and amendments are attached hereto as Exhibit A. It is understood that any amendment, modification, change or revision to any of the ESCON Contracts shall be added to Exhibit A when and if such documents are entered into by Holdings and IBM.

     2. Holdings shall transfer all vendor and supplier lists for the ESCON Business to New McDATA to allow New McDATA to perform its obligations under this Agreement.


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     3. New McDATA shall purchase, as agent for Holdings, all raw materials and components to be used by New McDATA in the manufacturing of products under the ESCON Contracts and hold such materials as consigned inventory. Holdings shall assume the risk of loss or damage with respect to ESCON products until such risk passes upon shipment of the ESCON products.

     4. Pursuant to a separate agreement to be entered into by the parties hereto on the date hereof, New McDATA shall own all technology used in connection with the development, manufacture, use or sale of products in the ESCON Business, other than licenses and rights retained by Holdings as set forth in such agreement.

     5. New McDATA shall not, during the term of this Agreement, perform any work which would in any material way conflict with, or create any impediment against, New McDATA's performance under this Agreement and the ESCON Contracts.

     6. All revenues under the ESCON Contracts shall be paid directly to Holdings.

     7. In consideration of New McDATA (i) complying with the terms of this Agreement and (ii) continuing the ESCON Business in substantially the same manner that it was prior to the date of this Agreement and (iii) for the timely performance of each and every duty and obligation set forth in the ESCON Contracts, Holdings shall pay New McDATA the Service Fee set forth in Exhibit B and reimburse McDATA for the cost for raw materials. The Service Fee, payable monthly, shall be for the twelve month period following the date of this Agreement. Either party may renegotiate the Service Fee twice in each twelve month period during the term of this Agreement. In no event shall the Service Fee be less than the amount required by New McDATA to perform the obligations of the ESCON Contracts. The revised Service Fee shall become effective on each anniversary date of this Agreement and sooner if revised as described in this paragraph 7.

     8. The term of this Agreement shall continue in effect indefinitely until terminated by mutual agreement of EMC, Holdings and New McDATA.

     9. Holdings shall retain liability for (i) costs for the purchase of materials and supplies for the production of ESCON products and (ii) any royalty costs related to the ESCON contracts.

     10. New McDATA shall be responsible for all obligations incurred in the ordinary course of its business, including obligations incurred to perform this Agreement.

     11. Holdings and New McDATA shall share liability, in proportion to the respective amounts of revenue they receive pursuant to this Agreement for any of the following liabilities and costs that may arise in connection with the ESCON
Business: (i) claims for intellectual property infringement or defense, (ii) tort claims, (iii) breach of


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any of the ESCON Contracts, (iv) breach of warranty claims or other product liability claims and (v) other liabilities relating to the ESCON Business not incurred in the ordinary course of business.

     12. This Agreement, the Investors' Rights Agreement, the Common Stock Purchase Agreement and ancillary agreements as defined in the Common Stock Purchase Agreement, the Asset Transfer Agreement, the Technology Rights Agreement and the exhibits to each of these agreements constitutes the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        EMC CORPORATION

                                        BY: /s/ Edward L. Breslow
                                            ------------------------------------

                                        NAME:  Edward L. Breslow

                                        TITLE: Vice President Corporate and
                                               Business Development


                                        McDATA HOLDINGS CORPORATION

                                        BY: /s/ Edward L. Breslow
                                            ------------------------------------

                                        NAME:  Edward L. Breslow

                                        TITLE: Vice President


                                        McDATA CORPORATION

                                        BY: /s/ John F. Mcdonnell
                                            ------------------------------------

                                        NAME: John F. McDonnell

                                        TITLE:


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